EXHIBIT 4(B)(IV) TO 20-F FOR 2005

FUSION INTERNATIONAL SALES CORPORATION

3685 MOTOR AVENUE, SUITE 240

LOS ANGELES, CA, USA 90034

T:  310-287-0072

F:  310-287-0073

E:  info@fusionsales.com

November 15, 2004

Damian Lee

Noble House Productions Inc.

181 Queen Street East

Toronto, Ontario M5A 1S2

T:  416-203-2996

F:  416-203-2998

Dear Damian:

As per our recent conversation, as well as an examination of your projects, I am pleased to provide you with an independent report to corroborate the value of the assets that Noble House Entertainment Inc. recently acquired from Noble House Productions Inc.

Below please find a project-by-project outline which includes status, log line and intellectual property valuation.  Following the list, please note some bullet points that outline the rationale behind the valuations.

FILM SCRIPTS/TREATMENTS:

KING OF SORROW

STATUS:  Screenplay Complete

VALUE:  $25,000CDN

BUDGET:  $1,500,000USD

LOG LINE:  Redemption and damnation share a bed of hope between a suicidal psychiatrist and a drug addicted homicidal cop.

FORGIVEN

STATUS:  Screenplay Complete

VALUE:  $50,000CDN

BUDGET:  $7,800,000USD

LOG LINE:  Detective John Hebron’s personal and professional life collide when he links his deceased wife’s deepening spiritual psychosis to a mysterious shipment sought by CIA and terrorist alike.

HARRY BLOOM

STATUS:  Screenplay Complete

VALUE:  $50,000CDN

BUDGET:  $4,600,000USD

LOG LINE:  After his mother chokes to death while laughing at one of his jokes, Harry Bloom’s dad declares a ban on humor and a commitment to Jewish Orthodoxy.  Amidst the chaos of college, Harry’s salvation is found in the arms of his best friend’s mother.

CHOPIN

STATUS:  Screenplay Complete

VALUE:  $15,000CDN

BUDGET:  $12,000,000USD

LOG LINE:  Set in the final years of classic composer Fryderyk Chopin’s turbulent life, CHOPIN chronicles the artist’s love triangle with feminist author George Sand and Scottish noblewoman Jane Sterling, his celebrity status across Western Europe and his final, spiritual triumphant epiphany.

THE RIGHTEOUS

STATUS:  Screenplay Complete

VALUE:  $15,000CDN

BUDGET:  $7,800,000USD

LOG LINE:  Seven morally bankrupt outlaws reluctantly rescue and Eastern European village from opium growers enslaving their children.  Heroic instincts are battled to the very end.

PROPHET OF WAR

STATUS:  Screenplay Complete

VALUE:  $15,000CDN

BUDGET:  $9,900,000USD

LOG LINE:  The first Vietnam epic to chronicle the politically corrupt wartime drug trade.  Unjustly imprisoned black Sergeant Des Carter’s offered a tantalizing and dangerous mission:  Rescue a drug trafficking Lieutenant caught behind enemy lines in return for a death row pardon.

ON THE RUN

STATUS:  Screenplay Complete

VALUE:  $15,000CDN

BUDGET:  $1,500,000USD

LOG LINE:  A dysfunctional family is torn apart by a father’s brutality and addiction.  The son, a rising young marathon runner is torn between love for his sport, loyality to his mother and fear of his father.

BOARDING SCHOOL

STATUS:  Screenplay Stage

VALUE:  $15,000CDN

BUDGET:  $4,700,000USD

LOG LINE:  Surfer girl Gigi’s upper class parents send her off to Boarding School to keep her out of the clutches of skateboard punk Zee.  Little do they realize that this Boarding School teaches only surfboarding, skateboarding and snowboarding.

IN THE NAME OF THE SON

STATUS:  Screenplay Stage

VALUE:  $15,000CDN

BUDGET:  $12,700,000USD

LOG LINE:  Set during the last days of the Viking occupation of England, a prince returns home from war a monk to discover his pagan father has stolen his wife and killed his newborn son.  The prince battles the corruption and decay of his father.

THE TRADE

STATUS:  Screenplay Stage

VALUE:  $15,000CDN

BUDGET:  $7,200,000USD

LOG LINE:  Innocence is exploited and the guilty profit on the stage of the world sex trade.

DISTRIBUTION RIGHTS:

COPPER MOUNTAIN

STATUS:  Being Exploited In Domestic Territories

VALUE:  $20,000CDN

LOG LINE:  In a release of Jim Carrey’s first feature film starring role, two freewheeling bachelors go to a Club Med ski resort for a weekend of gorgeous women and racing.

PRINCE OF CENTRAL PARK

STATUS:  Being Exploited in Select Unsold Territories

VALUE:  $2,000CDN

LOG LINE:  Escaping the brutality of his foster home, a fourteen year old boy seeks shelter in Central Park.  There, he discovers a work unto itself, populated by hustlers, drug dealers and the frighteningly eccentric king of Central Park.  His survival lies in the couple who yearn to replace their lost son.

CHOP SUEY PRODUCTIONS

STATUS:  In Development – International and Domestic Territories Available

VALUE:  $50,000CDN

LOG LINE:  Utilizing the spirit and machinations of nostalgic martial arts and chop house films, unexploitable B-films are re-edited and dubbed in Chinese with comic English sub-titles creating a hilarious cinematic experience.

ONE EYED KING

STATUS:  Being Exploited in International and Domestic Territories

VALUE:  $15,000CDN

LOG LINE:  Set in the mean streets of New York’s Hell’s Kitchen, Frankie investigates his best friend’s death and is caught in a showdown between gangster Holly and cop Eddie.

DUE PROCESS

STATUS:  Pre-production – International and Domestic Territories Available

VALUE:  $15,000CDN
LOG LINE:  After discovering their professor murdered, a law school class undergoes Due Process to establish which one of them is guilty.

SON BEYOND REDEMPTION

STATUS:  Pre-Production – International and Domestic Territories Available

VALUE:  $12,000CDN

LOG LINE:  A young criminal faces a chance for redemption at the hands of an aging cynical district attorney.

NOT EVEN THE TREES

STATUS:  Available for Exploitation in International and Domestic Territories

VALUE:  $6,000CDN

LOG LINE:  A model gets caught up in the world of drugs.  Only her close friend and former lover can turn her life around.

FILM SCRIPT VALUE:  $230,000CDN

DISTRIBUTION RIGHTS VALUE:  $120,000CDN

TOTAL VALUATION:  $350,000CDN

Please note that the independent corroboration of your valuation is based upon the following feature film business and intellectual property precepts:

1.  A reasonable assessed value for a script is generally between 2% to 5% of our feature film budget.  As such, and purely on a mathematical basis, the values for the above-mentioned feature film scripts are appropriately valued, if not undervalued.

2.  Naturally, all proposed values are contingent upon the film being produced in a manner that exploits the commercial and artistic merit and potential.  With this in mind, the values contained herein – while below industry standard if the film was to reach its medium or maximum potential – are appropriately weighted.

3.  In regard to distribution exploitation rights, projects that have been completed and to which there are domestic and international territories still available are likely to be undervalued.  However, given the natural unpredictability of the marketplace, conservative value estimates are appropriate.

4.  Distribution exploitation rights for projects that have not been completed, but for which the domestic and international territories are available, are conservatively and appropriately valued.  In the case of CHOP SUEY PRODUCTIONS, the higher premium value on this project would be derived from the fact this project will result in a series of titles available for exploitation.

Finally, I should not that the values contained herein are subject to the dynamic marketplace that is film distribution and exploitation.  Thus, in the months and years to come, the value surrounding some of these projects may rise while, simultaneously, some will drop.

That said, overall, the above comments and conclusions should prove to be an appropriate individual valuation at this junction.

Good luck with your endeavor.

All the best,

/s/ John Fremes

John Fremes

President, Fusion International Sales Corporation